OrthoPediatrics Corp. Reports Second Quarter 2026 Financial Results and Increases 2026 Financial Guidance

Second Quarter 2026 Revenue Surpasses $70 million for the First Time in Company History, and Increased 15% Year-over-Year

WARSAW, Ind., August 4, 2026 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the second quarter ended June 30, 2026.

Second Quarter 2026 and Business Highlights
•Helped a record of nearly 46,000 children in the second quarter of 2026
•Generated new record high total revenue of $70.5 million for the second quarter of 2026, up 15% from $61.1 million in the second quarter of 2025; domestic revenue increased 14% and international revenue increased 22% in the quarter
•Grew worldwide Trauma & Deformity revenue 26% in the second quarter of 2026 compared to the second quarter of 2025
•Achieved record adjusted EBITDA of $6.8 million in the second quarter of 2026, compared to $4.1 million in the second quarter of 2025
•Reduced second quarter 2026 free cash flow usage by $10.8 million or 78% as compared to the same period in the prior year
•Announced an exclusive distribution agreement with OSSIO, Inc. (“OSSIO”) that brings U.S. children’s hospitals nationwide a bio-integrative, metal-free fixation technology ideally suited for treatment of fractures and deformities in pediatric patients
•Increased full year 2026 revenue guidance to $265.0 million to $269.0 million from its prior range of $263.0 million to $267.0 million, representing growth of 12% to 14% compared to prior year

David Bailey, President & CEO of OrthoPediatrics, commented, “We have reached the beginning of an inflection point in our business as our second quarter results demonstrate our ability to simultaneously drive stronger revenue growth, increase profitability, and improve free cash flow. These metrics are expected to continue to improve driven by our innovation super cycle of higher value and more capital efficient products launched over the coming years. Our success in the quarter was highlighted by share gains in our Trauma and Deformity implant business, solid international growth, and continued execution of our OPSB strategy. While scoliosis implant sales were strong and the summer surgery schedule is encouraging, the timing of related capital placements and international set sales in the quarter negatively impacted scoliosis growth. This quarter’s results reinforce our confidence in our core business, and we are excited by the opportunity for continued improvement of our operating profile, including achieving cash-flow breakeven in 2026 and further supporting our position as the definitive market leader in pediatric orthopedics.”

Second Quarter 2026 Financial Results
Total revenue for the second quarter of 2026 was $70.5 million, a 15% increase compared to $61.1 million for the same period last year. U.S. revenue for the second quarter of 2026 was $54.8 million, a 14% increase compared to $48.1 million for the same period last year, representing 78% of total revenue. The increase in revenue in the second quarter of 2026 was driven primarily by growth in global Trauma and Deformity and OPSB products. International revenue for the second quarter of 2026 was $15.7 million, a 22% increase compared to $12.9 million for the same period last year, representing 22% of total revenue. Growth in the quarter was primarily driven by increased procedure volumes and limited set sales.

Trauma and Deformity revenue for the second quarter of 2026 was $52.6 million, a 26% increase compared to $41.7 million for the same period last year. This growth was driven primarily by numerous product lines, specifically our Cannulated Screws, PNP Femur, PediPlates, Pega systems, the addition of 3P Hip, as well as continued OPSB growth. Scoliosis revenue was $16.9 million, a 9% decrease compared to $18.5 million for the second quarter of 2025. The decrease was due to decreased revenue generated from 7D Technology as well as lower set sales to our international stocking distributors. These declines were partially offset by increased Response fusion revenue as well as the addition of Verteglide. Sports Medicine/Other revenue for the second quarter of 2026 was $1.0 million, a 10% increase compared to $0.9 million for the same period last year.

Gross profit for the second quarter of 2026 was $52.4 million, a 19% increase compared to $44.0 million for the same period last year. Gross profit margin for the second quarter of 2026 increased to 74% from 72% for the same period last year, primarily due to sales volume.

Total operating expenses for the second quarter of 2026 were $56.4 million, a 3% increase compared to $54.7 million for the same period last year. The increase was mainly driven by increased sales commission expense as well as additional personnel supporting clinic expansions and small-scale acquisitions.

Sales and marketing expenses increased $2.2 million, or 11%, to $21.3 million in the second quarter of 2026. The increase was driven primarily by increased sales commission expenses and an overall increase in volume of units sold.

Research and development expenses increased $0.1 million, or 8%, to $2.3 million in the second quarter of 2026. The increase was primarily due to ongoing product development during the second quarter of 2026.

General and administrative expenses increased $2.4 million, or 8%, to $32.8 million in the second quarter of 2026. The increase was primarily due to the additional personnel supporting clinic expansions and small-scale acquisitions.

Total other expense was $2.9 million for the second quarter of 2026, compared to other income of $3.6 million for the same period last year. The change was primarily driven by additional interest expense in 2026 compared to 2025, as well as changes in foreign exchange gains. Foreign exchange losses were primarily driven by changes in the Euro exchange rate, as the Euro declined in value during the three months ended June 30, 2026, compared to Euro appreciation for the three months ended June 30, 2025.

Net loss for the second quarter of 2026 was $7.2 million, compared to $7.1 million for the same period last year. Net loss per share for the period was $0.30 per basic and diluted share, compared to $0.30 per basic and diluted share for the same period last year.

Adjusted EBITDA for the second quarter of 2026 was $6.8 million as compared to $4.1 million for the second quarter of 2025.

Weighted average basic and diluted shares outstanding for the three months ended June 30, 2026, was 24,048,690 shares.

As of June 30, 2026, cash, cash equivalents, short-term investments and restricted cash were $47.9 million compared to $62.9 million as of December 31, 2025. Free cash flow used in the second quarter of 2026 was $3.1 million, a 78% improvement as compared to $13.9 million used in the second quarter of 2025. Increased adjusted EBITDA, lower sets deployed and improved working capital metrics all contributed to the year over year improvement.

Full Year 2026 Financial Guidance
For the full year of 2026, the Company is increasing its revenue guidance to $265.0 million to $269.0 million from its prior range of $263.0 million to $267.0 million, representing growth of 12% to 14% over 2025 revenue. The Company reiterated it expects annual set deployment to be approximately $10.0 million, expects adjusted EBITDA of approximately $25.0 million, and expects to achieve breakeven free cash flow in 2026.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, August 4, 2026, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect,"
"plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to widespread health emergencies, such as COVID-19 and respiratory syncytial virus, the impact such pandemics, epidemics and infectious disease outbreaks may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 4, 2026, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures, such as free cash flow, adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Free cash flow, which we reconcile to "Net cash used in operating activities" is cash flow from operations reduced by "Capital expenditures". Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus the accreted interest attributable to acquisition installment payables, restructuring charges, tariffs, European Union Medical Device Regulation fees increase, acquisition related costs, and minimum purchase commitment costs. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense (income), income tax charge, depreciation and amortization, stock-based compensation expense, restructuring charges, tariffs, European Union Medical Device Regulation fees increase, acquisition related costs, and the cost of minimum purchase commitments. The fair value adjustment of contingent consideration is associated with our estimates of the value of earn-outs in connection with certain acquisitions. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Free cash flow is a non-GAAP financial measure and has limitations because it does not represent the cash flow available for management's use as it does not reflect capital expenditures which will likely recur in the future. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP free cash flow, diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of Net cash used in operating activities to Free cash flow (Non-GAAP), GAAP diluted loss per share to non-GAAP diluted loss per share and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets nearly 90 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands, Except Share Data)

	June 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash	$17,001	$19,556
Restricted cash	2,054	2,064
Short-term investments	28,878	41,295
Accounts receivable - trade, net of allowances of $1,680 and $1,501, respectively	60,951	53,838
Inventories, net	137,567	133,790
Prepaid expenses and other current assets	6,057	5,876
Total current assets	252,508	256,419

Property and equipment, net	48,552	49,555

Other assets:
Amortizable intangible assets, net	63,745	64,802
Goodwill	118,461	109,269
Other intangible assets	12,819	12,909
Other non-current assets	15,303	15,676
Total other assets	210,328	202,656

Total assets	$511,388	$508,630

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$22,239	$18,786
Accrued compensation and benefits	15,590	13,693
Current portion of long-term debt with affiliate	172	170
Current portion of acquisition installment payable	1,103	2,194
Other current liabilities	13,748	11,354
Total current liabilities	52,852	46,197

Long-term liabilities:
Long-term loan	48,436	48,189
Long-term convertible note	48,803	48,486
Long-term debt with affiliate, net of current portion	196	283
Other long-term debt, net of current portion	2,022	2,862
Acquisition installment payable, net of current portion	2,962	2,898
Deferred income taxes	3,311	3,582
Other long-term liabilities	9,192	9,537
Total long-term liabilities	114,922	115,837

Total liabilities	167,774	162,034

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 26,111,426 shares and 25,093,792 shares issued as of June 30, 2026 and December 31, 2025, respectively	7	6
Additional paid-in capital	633,437	622,325
Accumulated deficit	(293,062)	(275,212)
Accumulated other comprehensive income (loss)	3,232	(523)
Total stockholders' equity	343,614	346,596
Total liabilities and stockholders' equity	$511,388	$508,630

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenue	$70,508	$61,082	$129,869	$113,493
Cost of revenue	18,142	17,063	34,113	31,212
Gross profit	52,366	44,019	95,756	82,281

Operating expenses:
Sales and marketing	21,294	19,103	39,764	35,675
General and administrative	32,814	30,443	63,837	60,723
Restructuring	1	2,971	1	3,011
Research and development	2,325	2,159	4,556	4,510
Total operating expenses	56,434	54,676	108,158	103,919

Operating loss	(4,068)	(10,657)	(12,402)	(21,638)

Other expense (income):
Interest expense, net	2,528	1,116	4,631	2,242
Other expense (income), net	333	(4,709)	754	(6,353)
Total other expense (income), net	2,861	(3,593)	5,385	(4,111)

Net loss before income taxes	$(6,929)	$(7,064)	(17,787)	(17,527)
Income tax charge	234	49	63	245
Net loss	$(7,163)	$(7,113)	$(17,850)	$(17,772)
Weighted average common stock - basic and diluted	24,048,690	23,460,144	23,867,877	23,346,141
Net loss per share – basic and diluted	$(0.30)	$(0.30)	$(0.75)	$(0.76)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Six Months Ended June 30,
	2026	2025
OPERATING ACTIVITIES
Net loss	$(17,850)	$(17,772)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,427	10,218
Stock-based compensation	8,173	9,111
Accretion of acquisition installment payable	220	98
Deferred income taxes	(82)	245
Non-cash other	161	(100)
Changes in certain current assets and liabilities, net of acquisitions:
Accounts receivable - trade	(6,536)	(11,381)
Inventories	(2,553)	(8,899)
Prepaid expenses and other current assets	201	(501)
Accounts payable - trade	3,140	3,720
Accrued expenses and other liabilities	2,209	2,509
Other	(869)	(1,866)
Net cash used in operating activities	(2,359)	(14,618)

INVESTING ACTIVITIES
Other acquisitions, including clinics, net of cash acquired	(5,936)	(320)
Sale of short-term marketable securities	13,000	—
Investment in private companies	(330)	(1,540)
Loss on investment in private companies	284	—
Purchases of property and equipment	(5,805)	(7,672)
Net cash provided by (used in) investing activities	1,213	(9,532)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	25,000
Payment of debt issuance costs	(289)	—
Payments on mortgage notes	(85)	(78)
Payments on acquisition notes	(977)	(248)
Net cash (used in) provided by financing activities	(1,351)	24,674

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(68)	304

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(2,565)	828

Cash, cash equivalents and restricted cash, beginning of period	$21,620	$45,777
Cash, cash equivalents and restricted cash, end of period	$19,055	$46,605

	2026	2025
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$3,741	$2,552
Transfer of instruments from property and equipment and inventory	$(980)	$651
Right-of-use assets obtained in exchange for lease liabilities	$1,265	$3,311
Issuance of common shares to settle an obligation with a vendor	$—	$1,261
Issuance of common shares for MedTech installment	$2,398	$226
Issuance of common shares in connection with acquisitions	$1,656	$—
Issuance of common shares in connection with Boston O&P acquisition	$—	$233
Capital contribution associated with reclassification of MedTech liability to equity	$—	$2,062

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by geographic location:	2026	2025	2026	2025
U.S.	$54,791	$48,147	$100,100	$89,039
International	15,717	12,935	29,769	24,454
Total	$70,508	$61,082	$129,869	$113,493

	Three Months Ended June 30,		Six Months Ended June 30,
Product sales by category:	2026	2025	2026	2025
Trauma and deformity	$52,632	$41,655	95,677	79,521
Scoliosis	16,876	18,522	32,319	32,186
Sports medicine/other	1,000	905	1,873	1,786
Total	$70,508	$61,082	$129,869	$113,493

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities (GAAP)	928	(10,462)	(2,359)	(14,618)
Less: Capital expenditures	(4,045)	(3,445)	(5,805)	(7,672)
Free cash flow (non-GAAP)	$(3,117)	$(13,907)	$(8,164)	$(22,290)

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(7,163)	$(7,113)	$(17,850)	$(17,772)
Interest expense, net	2,528	1,116	4,631	2,242
Other expense (income), net	333	(4,709)	754	(6,353)
Income tax charge	234	49	63	245
Depreciation and amortization	5,706	5,170	11,427	10,218
Stock-based compensation	4,191	5,252	8,173	9,111
Restructuring charges	1	2,971	1	3,011
Tariffs	167	648	392	648
European Union Medical Device Regulation fees increase	—	—	—	110
Acquisition related costs	779	474	1,348	1,589
Minimum purchase commitment cost	—	269	$—	$699
Adjusted EBITDA	$6,776	$4,127	$8,939	$3,748

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Loss per share, diluted (GAAP)	$(0.30)	$(0.30)	$(0.75)	$(0.76)
Tariffs	0.01	0.03	0.02	0.03
Restructuring charges	—	0.13	—	0.13
European Union Medical Device Regulation fees increase	—	—	—	—
Acquisition related costs	0.03	0.02	0.06	0.07
Minimum purchase commitment cost	—	0.01	—	0.03
Loss per share, diluted (non-GAAP)	$(0.26)	$(0.11)	$(0.67)	$(0.50)